EXHIBIT 21.1

SUBSIDIARIES

OF

UPD HOLDING CORP.,

A NEVADA CORPORATION

Entity	Jurisdiction of Incorporation or Organization	% Ownership

iMetabolic Corp.	Nevada	100%

Net Edge Devices, LLC	Arizona	100%